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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2004 (June 4, 2004)

CORNELL COMPANIES, INC.
Exact Name of Registrant as Specified in its Charter

Delaware State of Incorporation or Organization	1-14472 Commission File Number	76-0433642 I.R.S. Employer Identification No.
1700 West Loop South, Suite 1500 Houston, Texas Address of Principal Executive Offices		77027 (Zip Code)

(713) 623-0790
Registrant's telephone number, including area code

INFORMATION TO BE INCLUDED IN REPORT

Item 5. Other Events

        On June 4, 2004, Cornell Companies, Inc., a Delaware corporation (the "Company"), issued a press release announcing its proposed private placement of $110.0 million aggregate principal amount of its Senior Notes due 2012 (the "Offering"). The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information And Exhibits

  (c)
  Exhibits. 99.1 Press Release dated June 4, 2004

Item 9. Regulation FD Disclosure

        This Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements include, but are not limited to, the terms of the notes, the timing of the Offering, and the amount and use of proceeds. There can be no assurance that the Company will complete the Offering on the anticipated terms or at all. The Company's ability to complete the Offering will depend, among other things, on market conditions. In addition, a number of risks and uncertainties exist that may cause the Company's actual results to differ materially from those indicated or implied by forward-looking statements. Those risks and uncertainties are more fully described below, including under the section headed "Risk factors." The Company does not undertake any obligation to update forward-looking statements as a result of new information, future events, changed expectations or otherwise.

        This information is furnished pursuant to Item 9 of Form 8-K and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the report on Form 8-K, and furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

        The Company is hereby furnishing the following information regarding its business:

Summary

Cornell Companies, Inc.

We are a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. At March 31, 2004, we operated 64 facilities in 13 states and the District of Columbia. Additionally, we had six facilities under development or construction, including facilities in two additional states. As of March 31, 2004, our total available residential service capacity was 12,554, including capacity for 2,766 individuals that will be available upon completion of construction or renovation of residential facilities, and our total non-residential capacity was 4,090. For the twelve months ended March 31, 2004, we generated revenues and Adjusted EBITDA of $274.9 million and $39.1 million, respectively.

We provide a diversified portfolio of services for adults and juveniles through three operating divisions:

Adult secure institutional correctional and detention services.    Our adult secure institutional division provides maximum-, medium- and low-security incarceration. This division is committed to ensuring public safety through the operation of secure facilities. We provide a variety of programming and services for inmates in an environment of dignity and respect that is designed to facilitate their successful reintegration into society upon release and to reduce recidivism. As of March 31, 2004, this division had a service capacity of 8,187 at nine facilities in seven states (including facilities under construction or renovation with a service capacity of 2,270). For the twelve months ended March 31, 2004, this division generated revenues and EBITDA (before allocation of general and administrative expenses) of $102.8 million and $28.6 million, respectively.

Juvenile justice, educational and treatment services.    Our juvenile division provides residential, community-based, behavioral health and alternative treatment and education programs to juveniles between the ages of 10 and 17, including individualized continuing care plans to help juveniles re-enter the community. Our programs emphasize the development of individual competencies and community and victim restoration consistent with principles of balanced and restorative justice. As of March 31, 2004, this division had a residential service capacity of 2,215 at 26 facilities (including facilities under construction or renovation) and capacity of 2,498 at 15 non-residential community-based programs in nine states. For the twelve months ended March 31, 2004, our juvenile division generated revenues and EBITDA (before allocation of general and administrative expenses) of $121.4 million and $16.3 million, respectively.

Adult community-based corrections and treatment services.    Our adult community-based corrections and treatment services division provides community-based services, including job placement, drug and alcohol treatment and education programs, to individuals who have been granted parole, sentenced to probation or are serving the final term of their sentences. Our facilities provide an alternative to incarceration and focus on the successful transition of offenders from a correctional facility back into society. As of March 31, 2004, this division had a residential service capacity of 2,152 at 15 adult community-based facilities and capacity of 1,592 at five non-residential community-based programs in five states. For the twelve months ended March 31, 2004, our adult community-based division generated revenues and EBITDA (before allocation of general and administrative expenses) of $50.7 million and $12.2 million, respectively.

Our principal customers are federal, state and local governmental agencies responsible for adult and juvenile corrections, treatment and educational services. Governmental agencies often contract with private parties to operate, and in some cases renovate or build, correctional facilities through a competitive bidding process that begins with the issuance of a request for proposal, or RFP. Governmental agencies consider a number of factors when awarding contracts, including costs and bidders' experience, reputation and qualifications. In addition to aggressively responding to RFPs, we seek to identify and develop sole source opportunities, where we pursue contracts with governmental agencies that are seeking private corrections solutions but have not issued RFPs. From time to time, management seeks acquisition opportunities and receives unsolicited opportunities for acquisitions. Management is selective in this area and focuses only on those opportunities that it believes will be accretive to earnings and strategic in nature.

Our facility operating contracts provide that we will be compensated based on a net rate per day per occupant (which we refer to as a "per diem rate"), cost-plus reimbursement, guaranteed take-or-pay rates that customers are required to pay for contracted beds, whether or not the beds are used, or fees for treatment service. Our contracts typically have terms of one to three years, contain multiple renewal options exercisable at the option of the contracting government agency, and generally contain inflation-based or other rate adjustment provisions. We have a long history of renewing contracts that we seek to extend, demonstrated by a renewal rate of approximately 99% during the past five years.

We have a pipeline of new projects with significant revenue potential. Since the beginning of 2003, we have announced seven new projects and the reactivation of the Moshannon Valley Correctional Center. We have begun operations at three of these facilities. If all facilities are completed and we obtain contracts to utilize the full service capacity at each, we expect to generate approximately $102.0 million in annual revenue from these projects.

Facility name	Division	Location	Facility completion date	Total capacity	Estimated annual revenues (in millions)(1)	Capital expenditures (in millions)
					$000.0	$000.0
Jos-Arz Residential Treatment Center	Juvenile	Washington, D.C.	2nd quarter 2003	56	$6.0	$1.3
Texas Adolescent Center	Juvenile	Texas	4th quarter 2003	121	6.0	4.9
Plankinton Regional Detention Center	Juvenile	South Dakota	2nd quarter 2004	40	2.0	0.8	(2)
Jos-Arz Therapeutic Public Charter School	Juvenile	Washington, D.C.	2nd quarter 2004	70	5.0	-	(3)
Plankinton Regional Treatment Center	Juvenile	South Dakota	3rd quarter 2004 (est.)	82	5.0	-	(2)
Regional Correctional Center(4)	Adult secure	New Mexico	3rd quarter 2004 (est.)/ 4th quarter 2004 (est.)	970	24.0	7.3	(5)
Southern Peaks Regional Treatment Center	Juvenile	Colorado	3rd quarter 2004 (est.)	160	9.0	16.0
Moshannon Valley Correctional Center	Adult secure	Pennsylvania	4th quarter 2005 (est.)	1,300	45.0	79.3	(6)

Total				2,799	$102.0	$109.6

(1)
Estimated annual revenues, assuming facilities are operating at full service capacity.

(2)
Total capital expenditures for both Plankinton projects are $0.8 million.

(3)
The school is located within the Jos-Arz Residential Treatment Center and we do not expect to incur significant capital expenditures in connection with this facility.

(4)
Includes the 528 bed South Tower and the 442 bed North Tower.

(5)
Represents estimated capital expenditures of $4.3 million for the South Tower and $3.0 million for the North Tower.

(6)
Does not include $18.4 million expended as of March 31, 2004 in connection with our original construction efforts that began in 1999. We have submitted a claim to the Bureau of Prisons for reimbursement of approximately $10 million of these expenses, and we believe that we will receive a substantial portion of that amount.

We intend to use part of the net proceeds from the Offering to finance the construction of the Moshannon Valley Correctional Center. In addition to our announced projects, we have identified other opportunities that we intend to pursue.

Recent developments

Baker Community Correctional Center.    In April 2004, we purchased the Baker Community Correctional Center, which we previously leased, for a purchase price of approximately $2.0 million.

Plankinton Regional Detention Center.    We opened the Plankinton Regional Detention Center on May 3, 2004. We estimate this 40 bed juvenile detention center will generate approximately $2.0 million in annualized revenue if full service capacity is reached.

New Morgan Academy.    We closed the New Morgan Academy in the fourth quarter of 2002 and we are currently considering several options including the utilization of the facility for another type of program or the sale or lease of the facility. We are currently focusing our efforts on reactivating the facility. The Bureau of Immigration and Customs Enforcement has indicated interest in using the facility to house non-criminal illegal aliens, but discussions have not progressed to the contract phase.

Moshannon Valley Correctional Center.    In October 2003, we received final approval from the Bureau of Prisons of a revised building design for the Moshannon Valley Correctional Center, which was originally commenced in 1999 and the construction of which was subsequently delayed by administrative and environmental matters. In April 2004, we received notice of a draft supplemental environmental assessment indicating a population of 1,300 consisting of 1,000 adult low-security male offenders and 300 adult minimum-security female offenders. Construction plans are being developed for the new design and work is expected to begin in the third quarter of 2004, assuming that we finalize a contract amendment with the Bureau of Prisons and that we do not encounter further delays related to administrative or environmental matters. We estimate an additional capital investment of approximately $79.3 million to complete construction of the facility.

Acquisition discussions.    We are currently in discussions to acquire a competitor, which had approximately $15 million of revenue in 2003, for approximately $10 million. If we are able to negotiate this transaction on favorable terms, we anticipate that we will complete the acquisition following receipt of the net proceeds from the Offering. We believe that the addition of the operating contracts of this competitor will both increase our market share with some current customers and introduce us to new contracting agencies.

Summary consolidated financial data

The table below presents summary historical and pro forma consolidated financial and operating data. The consolidated historical financial data for each of the two fiscal years ended December 31, 2003 and as of December 31, 2003 and 2002 were derived from financial statements audited by PricewaterhouseCoopers LLP. The consolidated historical financial data for the fiscal year ended December 31, 2001 and as of December 31, 2001 were derived from financial statements audited by Arthur Andersen LLP. The data for the three months ended March 31, 2004 and 2003 were derived from our unaudited interim financial statements. In the opinion of our management, the three month data include normal recurring adjustments necessary for a fair statement of the results for those interim periods in accordance with GAAP. Our summary historical results are not necessarily indicative of results to be expected in future periods.

For financial reporting purposes, we have consolidated the assets, liabilities, and results of operations of MCF beginning in August 14, 2001 and the synthetic lease owned by the synthetic lease investor beginning in the second quarter of 2000. We do not have any remaining ownership interest in the facilities we sold to MCF. As a result of consolidating the assets and liabilities of MCF and the synthetic lease assets and liabilities, our consolidated historical financial statements reflect the depreciation expense on the associated properties and interest expense (1) on the bond debt of MCF used to finance MCF's acquisition of the 11 facilities in the 2001 Sale and Leaseback Transaction and (2) related to the synthetic lease investor's debt, in each case instead of rent expense. Additionally, as a result of consolidation we do not include the rental payments pursuant to the 2001 Sale and Leaseback Transaction and the synthetic lease.

You should read the following in conjunction with and our financial statements and notes.

	Year ended December 31,			Three months ended March 31,
						Twelve months ended March 31, 2004
(Dollars in thousands)	2001	2002	2003	2003	2004
				(unaudited)		(unaudited)
Statements of income data:
Revenues:
Adult secure institutional	$99,791	$99,549	$102,120	$25,062	$25,784	$102,842
Juvenile	116,262	124,967	118,797	28,566	31,138	121,369
Adult community-based	49,197	50,629	50,715	12,398	12,402	50,719

Consolidated revenues	265,250	275,145	271,632	66,026	69,324	274,930
Operating expenses	205,805	212,309	209,736	51,780	54,514	212,470
Pre-opening and start-up expenses	3,858	-	3,398	-	1,646	5,044
Depreciation and amortization	9,278	9,779	10,699	2,569	3,159	11,289
General and administrative expenses	15,291	21,480	23,415	3,898	4,160	23,677

Income from operations	31,018	31,577	24,384	7,779	5,845	22,450
Interest expense	21,787	20,698	19,280	4,847	5,019	19,452
Interest income	(888)	(1,974)	(1,626)	(385)	(370)	(1,611)
Loss on extinguishment of debt	4,946	-	-	-	-	-
Minority interest in consolidated special purpose entities	(1,674)	574	-	-	-	-

Income before provision for income taxes and cumulative effect of changes in accounting principles	6,847	12,279	6,730	3,317	1,196	4,609
Provision for income taxes	2,958	4,952	2,760	1,360	490	1,890

Income before cumulative effect of changes in accounting principles	3,889	7,327	3,970	1,957	706	2,719
Cumulative effect of changes in accounting principles, net of related income tax provision (benefit) of approximately ($671) and $535 in 2002 and 2001, respectively	770	(965)	-	-	-	-

Net income	$4,659	$6,362	$3,970	$1,957	$706	$ 2,719

Operating data:
Residential:
Service capacity(1)	11,267	11,267	12,378	11,669	12,554	12,554
Contracted beds in operation (end of period)(2)	9,503	9,289	9,566	9,436	9,394	9,394
Average contract occupancy based on contracted beds in operation(3)(4)	95.9%	98.7%	100.1%	99.9%	100.7%	99.9%
Average contract occupancy excluding start-up operations(3)(4)	96.3%	98.7%	100.5%	99.9%	101.3%	100.3%
Non-residential:
Service capacity(5)	4,177	4,177	4,136	4,276	4,090	4,090
Balance sheet data (at end of period):
Cash and cash equivalents	$53,244	$52,610	$40,171	$51,309	$40,132	$ 40,132
Property and equipment, net	253,243	255,450	267,903	254,487	273,053	273,053
Total assets(6)	444,807	441,291	448,157	435,139	453,630	453,630
Total debt(7)	245,653	239,888	235,598	239,882	247,593	247,593
Stockholders' equity	153,104	159,952	166,235	162,375	168,139	168,139
Statement of cash flows data:
Cash flows from operating activities	$11,547	$19,764	$26,211	$(1,772)	$(5,741)	$ 22,242
Cash flows from investing activities	(48,089)	(12,298)	(35,964)	570	(6,895)	(43,429)
Cash flows from financing activities	89,166	(8,100)	(2,686)	(99)	12,597	10,010

	Year ended December 31,						Three months ended March 31,
											Twelve months ended March 31, 2004
(Dollars in thousands)	2001		2002		2003		2003		2004
							(unaudited)				(unaudited)
Other financial data:
EBITDA(8)	$40,296		$41,356		$35,083		$10,348		$9,004		$ 33,739
Adjusted EBITDA(8)	40,296		41,356		40,469		10,348		9,004		39,125
Capital expenditures	14,168		11,114		22,304		1,383		8,192		29,113
Ratio of net debt to Adjusted EBITDA(9)	4.2	x	3.9	x	4.2	x	n/a		n/a		4.7	x
Ratio of Adjusted EBITDA to interest expense	1.8	x	2.0	x	2.1	x	2.1	x	1.8	x	2.0	x
Ratio of earnings to fixed charges(10)	1.3	x	1.5	x	1.3	x	1.5	x	1.2	x	1.2	x
(1)
Our residential service capacity is comprised of the number of beds currently available for service or available upon the completion of construction or renovation of residential facilities.

(2)
At certain residential facilities, our contracted capacity is lower than the facility's service capacity. We could increase a facility's contracted capacity by obtaining additional contracts or by renegotiating existing contracts to increase the number of beds covered. However, there is no guarantee that we will be able to obtain contracts that provide occupancy levels at a facility's service capacity or that our current contracted capacities can be maintained in future periods.

(3)
Occupancy percentages reflect less than normalized occupancy during the start-up phase of any applicable facility, resulting in a lower average occupancy in periods when we have substantial start-up activities.

(4)
Average contract occupancy percentages are calculated based on actual occupancy for the period as a percentage of the contracted capacity for residential facilities in operation. These percentages do not reflect the operations of non-residential community-based programs. At certain residential facilities, our contracted capacity is lower than the facility's service capacity. Additionally, certain facilities have and are currently operating above our contracted capacity. As a result, average contract occupancy percentages can exceed 100% if the average actual occupancy exceeded contracted capacity.

(5)
Service capacity for non-residential programs is based on either contractual terms or our estimate of the number of clients to be served. These estimates are updated by us at least annually based on the program's budget and other factors.

(6)
Of total assets at March 31, 2004, $204.9 million was attributable to MCF.

(7)
Of total debt at March 31, 2004, $183.0 million was attributable to MCF.

(8)
"EBITDA" represents net income before interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA is EBITDA as further adjusted to exclude a recognized loss during the year ended December 31, 2003 of $5.4 million related to the missing escrow funds for the construction of the Southern Peaks Regional Treatment Center. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not represent and should not be considered as an alternative to net income as a measure of performance or cash flow from operating activities as a measure of liquidity, as determined by GAAP. Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about certain unusual items that we do not expect to incur in the future. Set forth below is a reconciliation of Adjusted EBIDTA to EBITDA and EBITDA to Net cash from operating activities.

	Year ended December 31,			Three months ended March 31,
						Twelve months ended March 31, 2004
(Dollars in thousands)	2001	2002	2003	2003	2004
				(unaudited)		(unaudited)
Adjusted EBITDA	$40,296	$41,356	$40,469	$10,348	$9,004	$ 39,125
Expenses related to Southern Peaks escrow	-	-	5,386	-	-	5,386

EBITDA	$40,296	$41,356	$35,083	$10,348	$9,004	$ 33,739
Interest expense	21,787	20,698	19,280	4,847	5,019	19,452
Interest income	(888)	(1,974)	(1,626)	(385)	(370)	(1,611)
Depreciation and amortization	9,278	9,779	10,699	2,569	3,159	11,289
Loss on extinguishment of debt	4,946	-	-	-	-	-
Minority interest in consolidated special purpose entities	(1,674)	574	-	-	-	-
Provision for income taxes	2,958	4,952	2,760	1,360	490	1,890
Cumulative effect of changes in accounting principles	(770)	965	-	-	-	-

Net income	$4,659	$6,362	$3,970	$1,957	$706	$ 2,719

Cumulative effect of changes in accounting principles	$(770)	$965	$-	$-	$-	$ -
Depreciation and amortization	9,278	9,779	10,699	2,569	3,159	11,289
Deferred income taxes	3,637	(1,959)	1,941	360	295	1,581
Other non-cash charges	6,717	3,166	9,259	1,554	318	8,023
Net changes in certain assets and liabilities	(11,974)	1,451	342	(8,212)	(10,219)	(1,370)

Net cash from operating activities	$11,547	$19,764	$26,211	$(1,772)	$(5,741)	$ 22,242

(9)
Net debt represents total debt less cash and cash equivalents and the MCF debt service reserve fund. The debt service reserve fund was established in 2001 in connection with the 2001 Sale and Leaseback Transaction and was designed to contain an amount sufficient to satisfy MCF's obligations under its bonds for one year. The debt service reserve fund had assets of $23.8 million, $24.2 million and $23.8 million at December 31, 2001, 2002 and 2003, respectively and $23.9 million as of March 31, 2004.

(10)
For the purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income tax expense (benefit) and minority interest, plus cash dividends received from equity interests less the equity income recorded. Fixed charges consist of interest expense, including amortization of debt issuance costs and interest capitalized.

Risk factors

Resistance to privatization of correctional and detention facilities could result in our inability to obtain new contracts or the loss of existing contracts.

Management of correctional and detention facilities, particularly of adult secure facilities, by private entities has not achieved complete acceptance by either the government or the public. We have found that it is difficult to begin operations in a state that has not historically outsourced corrections services. For example, after we were awarded a contract from the Bureau of Prisons for the Moshannon Valley Correctional Center, which is expected to be our first adult secure facility in Pennsylvania, the Office of the Attorney General of Pennsylvania took action to prevent us from operating that facility based on its belief that the operation of a private prison in Pennsylvania was unlawful. Although these claims have since been resolved, we experienced significant delays in construction of that facility and incurred significant expenses, some of which may not be reimbursed, as a result of this resistance. In late May 2004, a group of private citizens seeking to prevent construction of Moshannon Valley Correctional Center sent comments to the Bureau of Prisons alleging, among other things, that the environmental assessments conducted by the Bureau of Prisons with respect to the Moshannon Valley Correctional Center were inadequate. If these allegations result in litigation, we could experience additional delays and expenses, even if we are successful in defending any such lawsuit. If we are unsuccessful in any such litigation, we would lose our contract for the facility, which would have a material adverse affect on us.

The movement toward privatization of correctional and detention facilities has also encountered resistance from certain groups, such as labor unions, local sheriff's departments, religious organizations and groups believing that correctional and detention facility operations should only be conducted by governmental agencies. For example, in California, the well-funded correctional officers union opposes private prison operations. If it is ultimately successful, we could lose our contracts in that state for the Baker and Leo Chesney prison facilities.

Changes in the dominant political party or political climate in a state in which correctional facilities are located could have an adverse impact on privatization. Furthermore, some governmental agencies are not legally permitted to delegate their traditional management responsibilities for correctional and detention facilities to private companies.

In addition, as a private prison manager, we are subject to government legislation and regulation restricting the ability of private prison managers to house certain types of inmates, such as inmates from other jurisdictions or inmates at medium or higher security levels. Legislation has been enacted in several states, and has previously been proposed in the United States House of Representatives, containing such restrictions. Any such legislation may have a material adverse affect on us.

Any of these resistances may make it more difficult for us to renew or maintain existing contracts, to obtain new contracts or sites on which to operate new facilities or to develop or purchase facilities and lease them to government or private entities, any or all of which could have a material adverse effect on our business.

Budgetary pressure on federal, state and local governments may result in contract cancellation or a reduction in per diem rates, which would reduce our profitability.

Our cash flow is subject to the receipt of sufficient funding of and timely payment by contracting government entities. If the appropriate government agency does not receive sufficient appropriations to cover its contractual obligations, a contract may be terminated or the amounts payable to us may be deferred or reduced.

Federal, state and local governments have encountered, and are expected to continue to encounter, significant budgetary constraints that may result in a reduction of spending on the outsourced services that we provide. Such budgetary limitations may cause the contractual commitments to be reduced or even eliminated, which would make it unprofitable to continue operating a certain facility and require us to find alternate customers or close such facility.

Many states are facing significant budget deficits and are under pressure to reduce current levels of spending or control additional spending. As a result of this increased budgetary pressure, we have granted a few of our customers relief from formulaic increase provisions in their agreements and some of our customers have not included in their appropriation legislation amounts that would increase the per diem rates payable to us.

We have experienced both rate reductions and rescission of scheduled rate increases, including at our juvenile facilities, certain Alaskan facilities and two adult secure facilities. For example, in 2003 we experienced reductions in average per diem rates at our adult secure institutional facilities of $48.21 in 2002 to $47.79 due to a reduction in the per diem rate at the D. Ray James Prison in the second half of 2003 as requested by the contracting agency. Contractual rate increases are generally intended to offset increases in expenses and inflation. To the extent rates are not increased or are reduced, our profitability will be adversely affected.

As a result of such rate reductions, we shut down three unprofitable facilities between 2001 and 2003. More governmental agencies may approach us about per diem rate concessions.

Our ability to win new contracts to develop and manage correctional, detention and treatment facilities depends on many factors outside our control.

Our growth is generally dependent upon our ability to win new contracts to develop and manage new correctional, detention and treatment facilities. This depends on a number of factors we cannot control, including crime rates and sentencing patterns in various jurisdictions. Accordingly, the demand for our facilities could be adversely affected by the relaxation of enforcement efforts, leniency in conviction and sentencing practices or through the legal decriminalization of certain activities that are currently proscribed by criminal laws. For instance, changes in laws relating to drugs and controlled substances or illegal immigration could reduce the number of persons arrested, convicted and sentenced, thereby potentially reducing demand for correctional facilities to house them and community-based services to transition offenders back into the community. Similarly, reductions in crime rates could lead to reductions in arrests, convictions and sentences requiring correctional facilities.

When seeking bids, most governmental entities evaluate the financial strength of the bidders. To the extent they believe we do not have sufficient financial resources, we will be unable to effectively compete for bids. Additionally, our success in obtaining new awards and contracts may depend, in part, upon our ability to locate land that can be leased or acquired on favorable terms. Furthermore, desirable locations may be in or near populated areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site.

We often incur significant costs before receiving related revenues, which can result in cash shortfalls and a risk of not recovering our investment.

When we are awarded a contract to manage a new facility, we may incur significant expenses before we receive contract payments. These expenses include purchasing real estate, constructing new facilities, leasing office space, purchasing office equipment and hiring and training personnel. As a result, when the government does not fund a facility's pre-opening and start-up costs, we may be required to invest significant sums of money before receiving related contract payments. For example, at March 31, 2004, we had incurred approximately $18.4 million of design, construction and land development costs and capitalized interest related to the Moshannon Valley Correctional Center contract. We are currently negotiating a contract amendment with the Bureau of Prisons relating to the Moshannon Valley Correctional Center. If we are unable to successfully negotiate the amendment with the Bureau of Prisons or if third party opposition to this project is successful, we will be unable to move forward with the construction and operation of the facility and could incur an impairment charge. At March 31, 2004, this impairment charge would have been $18.4 million.

In addition, payments due to us from governmental agencies may be delayed due to billing cycles or as a result of failures by our governmental customers to attain necessary budget approvals and finalize contracts in a timely manner. Several juvenile services contracts related to educational services provide for annual collection several months after a school year is completed. In addition, a contract may be terminated prior to its scheduled expiration and as a result we may not recover these expenses or realize any return on our investment.

We have undertaken development projects without written commitments to make use of facilities. At March 31, 2004, we had incurred approximately $26.8 million related to five such projects under development and expect to incur $90.0 million in additional capital expenditures prior to completion of the facilities. We may not be able to obtain contracts for these facilities in a timely fashion, if at all. To the extent we do not obtain contracts, we will be unable to recover our investment and our financial condition and results of operations would be adversely affected.

We are subject to the short-term nature of government contracts.

Many governmental agencies are legally limited in their ability to enter into long-term contracts that would bind elected officials responsible for future budgets. Therefore, many contracts with governmental agencies typically either have a very short term or are subject to termination on short notice without cause. The majority of our contracts have primary terms of one to three years. In addition, our contracts with governmental agencies may contain one or more renewal options that may be exercised only by the contracting government agency.

Some of these contracts may not be renewed by the corresponding governmental agency and no assurance can be given that any agency will exercise a renewal option in the future. The non-renewal or termination of any of our significant contracts with governmental agencies could materially adversely affect our financial condition, results of operation and liquidity, including our ability to secure new facility management contracts from others. To the extent we have made significant capital expenditures and have short-term contracts with our customers that are not renewed or extended, we may not recover our entire capital investment.

We have in the past incurred, and may continue to incur, significant expenses for facilities that we no longer operate.

If we close a facility, we may remain committed to perform our obligations under the applicable lease, which would include, among other things, payment of the base rent for the balance of the lease term. We may also be required to incur other expenses with respect to such facilities. As of March 31, 2004, we were responsible for lease payments at the closed New Morgan Academy, which requires annual rental and other expenses of approximately $4 million. The potential losses associated with our inability to cancel leases may result in our keeping open underperforming facilities. As a result, ongoing lease operations at closed or underperforming facilities could impair our results of operations.

Our profitability may suffer if the number of offenders occupying our correctional, detention and treatment facilities decreases or there is a shift in occupancy among our divisions.

Our correctional, detention and treatment facilities are dependent upon governmental agencies supplying offenders and we do not control occupancy levels at our facilities. We believe the rate of growth experienced in the adult secure sector during the late 1980s and early 1990s is stabilizing.

Historically, a substantial portion of our revenues has been generated under contracts that specify a net rate per day per resident, or a per diem rate, sometimes with no minimum guaranteed occupancy levels, even though most correctional facility cost structures are relatively fixed. Under such a per diem rate structure, a decrease in occupancy levels at a particular facility could have a material adverse effect on the financial condition and results of operations at such facility. A decrease in the occupancy of certain juvenile justice, education and treatment facilities would have a more significant impact on our operating results than a decrease in occupancy in the adult secure institutional services division due to higher per diem revenue at certain juvenile facilities. Average residential service capacity for the three months ended March 31, 2004 was 100.7% compared to 99.9% for the three months ended March 31, 2003. Capacity rates may, however, decrease below these levels in the future.

Recent suggestions by social commentators and various political or governmental representatives suggest that community-based corrections of adults may be emphasized in the future as alternatives to traditional incarceration. We have historically experienced higher operating margins in the adult secure institutional services and the adult community-based corrections and treatment services sectors than in the juvenile services sector. A shift in occupancy among our segments of business operations could result in a decrease in our profitability.

We depend on a limited number of governmental customers for a significant portion of our revenues.

We currently derive, and expect to continue to derive, a significant portion of our revenues from the Bureau of Prisons and various state agencies. The loss of, or a significant decrease in, business from the Bureau of Prisons or those state agencies could seriously harm our financial condition and results of operations. The Bureau of Prisons accounted for approximately 21.1% of our total revenues for the fiscal quarter ended March 31, 2004 ($14.6 million) and 21.7% for the fiscal year ended December 31, 2003 ($59.0 million). We expect to continue to depend upon the Bureau of Prisons and a relatively small group of other governmental customers for a significant percentage of our revenues.

A failure to comply with existing regulations could result in material penalties or non-renewal or termination of our facility management contracts.

Our industry is subject to a variety of federal, state and local regulations, including education, environmental, health care and safety regulations, which are administered by various regulatory authorities. We may not always successfully comply with these regulations, and failure to comply could result in material penalties or non-renewal or termination of facility management contracts. The contracts typically include extensive reporting requirements and supervision and on-site monitoring by representatives of contracting governmental agencies. Corrections officers are customarily required to meet certain training standards, and in some instances facility personnel are required to be licensed and subject to background investigation. Certain jurisdictions also require that subcontracts be awarded on a competitive basis or that we subcontract with businesses owned by members of minority groups. The failure to comply with any applicable laws, rules or regulations and the loss of any required license could adversely affect the financial condition and results of operations at our affected facilities.

If we fail to satisfy our contractual obligations, our ability to compete for future contracts and our financial condition may be adversely affected.

Our failure to comply with contract requirements or to meet our client's performance expectations when performing a contract could materially and adversely affect our financial performance and our reputation, which, in turn, would impact our ability to compete for new contracts. Our failure to meet contractual obligations could also result in substantial actual and consequential damages. In addition, our contracts often require us to indemnify clients for our failure to meet performance standards. Some of our contracts contain liquidated damages provisions and financial penalties related to performance failures. Although we have liability insurance, the policy limits may not be adequate to provide protection against all potential liabilities.

For example, due to the challenging nature of the services we were contracted to provide, the speed with which we ramped up the population of the facility and the difficulty we had in hiring and retaining qualified personnel to run the facility due to the strength of the local economy, we encountered significant difficulties operating the New Morgan Academy, which was a juvenile facility with a residential service capacity of 214. As a result, we did not meet our internal operating standards or those required by the contract. We ultimately determined it was necessary to terminate the contract and agreed with Pennsylvania to do so. Similar failures may damage our reputation, make it more difficult to obtain new contracts or contract renewals in the future and may cause current contracts to be terminated.

Competitors in our industry may adversely affect the profitability of our business.

We must compete with government entities and other private operators on the basis of cost, quality and range of services offered, experience in managing facilities, reputation of personnel and ability to design, finance and construct new facilities on a cost effective competitive basis. While there are barriers for companies seeking to enter into the management and operation of correctional, detention and treatment facilities, there can be no assurance that these barriers will be sufficient to limit additional competition. Certain areas of our operation may not pose a significant barrier to entry into the market by private operators. For example, private operators may not find it as difficult to bid for juvenile treatment, educational and detention services and pre-release correctional and treatment services as they do adult secure institutional, correctional and detention services.

Further, our government customers may assume the management of a facility currently managed by us upon the termination of the corresponding management contract or, if such customers have capacity at their facilities, may take inmates currently housed in our facilities and transfer them to government run facilities. The resulting decrease in occupancy levels would reduce our revenue due to the per diem rate structure and could result in a significant decrease in the profitability of our business.

A disturbance or violent occurrence in one of our facilities could result in closure of a facility or harm to our business.

An escape, riot, disturbance, escape or violent occurrence at one of our facilities could adversely affect the financial condition, results of operations and liquidity of our operations. For example, in late 2003, there was a disturbance at our Baker Community Correctional Center. Among other things, the negative publicity generated as a result of an event could adversely affect our ability to retain an existing contract or obtain future ones. In addition, if such an event were to occur, there is a possibility that the facility where the event occurred may be shut down by the relevant governmental agency. A closure of certain of our facilities could adversely affect the financial condition, results of operations and liquidity of our operations. Such negative events may also result in a significant increase in our liability insurance costs.

We may be unable to attract and retain sufficient qualified personnel necessary to sustain our business.

Our delivery of services is labor-intensive. When we are awarded a contract, we must hire operating management, security, case management and other personnel. The success of our business requires that we attract, develop, motivate and retain these personnel. Our ability to recruit and retain qualified individuals varies by facility and is related to the socio-economic factors in the particular community in which the facility operates. Often the Department of Labor wages we offer our employees are higher than wages they may obtain elsewhere in the community. However, if the local economy where a facility is located is robust and unemployment is low, we may have difficulty hiring and retaining qualified personnel. This was one of the factors that contributed to our closure of the New Morgan Academy. In addition, there are inherent risks associated with the nature of the services we provide and this could cause certain qualified individuals to seek other employment opportunities. We have experienced high turnover of personnel in our juvenile facilities within the first year of their employment. Our inability to hire sufficient personnel on a timely basis or the loss of significant numbers of personnel could adversely affect our business.

If we do not successfully integrate the businesses that we acquire, our results of operations could be adversely affected.

We may be unable to manage businesses that we may acquire or integrate them successfully without incurring substantial expenses, delays or other problems that could negatively impact our results of operations. Acquisitions generally require the integration of facilities, some of which may be located in states in which we do not currently have operations. We are currently in negotiations to acquire a competitor for approximately $10 million. This acquisition would require us to integrate a company that has operations in multiple states.

Moreover, business combinations involve additional risks, including:

  •
  diversion of management's attention;

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  loss of key personnel;

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  assumption of unanticipated legal or financial liabilities;

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  our becoming significantly leveraged as a result of the incurrence of debt to finance an acquisition;

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  unanticipated operating, accounting or management difficulties in connection with the acquired entities;

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  amortization or charges of acquired intangible assets, including goodwill; and

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  dilution to our earnings per share.

Also, client dissatisfaction or performance problems with an acquired business could materially and adversely affect our reputation as a whole. Further, the acquired businesses may not achieve the revenues and earnings we anticipated.

We may continue to operate under unprofitable contracts at facilities that we own to offset expenses associated with ownership of the facility.

If we close a facility that we own, we will remain obligated for expenses associated with the facility. If our operations are unprofitable at a leased facility or if the leased facility is performing significantly below targeted levels, we would typically terminate the contract and the lease. However, we may continue to operate our contract at an owned facility to offset the expenses associated with ownership. Continued performance of such a contract could have a material adverse effect on our business and results of operations.

Negative media coverage, including inaccurate or misleading information, could adversely affect our reputation and our ability to bid for government contracts.

The media frequently focuses its attention on private operators' contracts with governmental agencies. If the media coverage of private operators is negative, it could influence government officials to slow the pace of outsourcing government services, which could reduce the number of RFPs. The media may also focus its attention on the activities of political consultants engaged by us, even when their activities are unrelated to our business, and we may be tainted by adverse media coverage about their activities. Moreover, inaccurate, misleading or negative media coverage about us could harm our reputation and, accordingly, our ability to bid for and win government contracts.

Governmental agencies may investigate and audit our contracts and, if any improprieties are found, we may be required to refund revenues we have received, and/or to forego anticipated revenues and may be subject to penalties and sanctions, including prohibitions on our bidding in response to requests for proposals, or RFPs.

Governmental agencies we contract with have the authority to audit and investigate our contracts with them. As part of that process, some governmental agencies review our performance on the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. If the agency determines that we have improperly allocated costs to a specific contract, we may not be reimbursed for those costs and we could be required to refund the amount of any such costs that have been reimbursed. If a government audit uncovers improper or illegal activities by us or we otherwise determine that these activities have occurred, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government. Any adverse determination could adversely impact our ability to bid in response to RFPs in one or more jurisdictions and significantly reduce the probability of our success in the bid process for future contracts.

Because environmental laws impose strict as well as joint and several liability for clean up costs, unforeseen environmental risks could prove to be costly.

Our facilities, and any facilities that we may acquire in the future, may be subject to unforeseen environmental risks. The federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or CERCLA, imposes strict, as well as joint and several, liability for certain environmental cleanup costs on several classes of potentially responsible parties, including current owners and operators of the property. Other federal and state laws in certain circumstances may impose liability for environmental remediation, which costs may be substantial. Further, the operation of our facilities, and the development of new facilities, requires that we obtain, and comply with, permits and other authorizations under environmental laws. Obtaining such permits and authorizations can prove to be difficult and time consuming.

We are the subject of class action lawsuits that, if decided against us, could have a negative effect on our financial condition, results of operations, cash flows and future prospects.

In March and April 2002, we, our former President and Chief Executive Officer and our Chief Financial Officer were named as defendants in four federal putative class action lawsuits. These lawsuits were brought on behalf of all purchasers of our common stock between March 6, 2001 and March 5, 2002 and relate to our restatement in 2002 of certain financial statements. The lawsuits involved disclosures made concerning two prior transactions executed by us: the 2001 Sale and Leaseback Transaction and the 2000 synthetic lease transaction. These four lawsuits were consolidated into one action and an amended consolidated complaint was filed. The amended consolidated complaint seeks, among other things, restitution damages, compensatory damages, rescission or a rescissory measure of damages, costs, expenses, attorneys' fees and experts' fees.

In May and June 2002, we and our directors were sued in certain derivative lawsuits. These lawsuits relate to our restatement in 2002 of certain financial statements. These lawsuits all allege breaches of fiduciary duty and waste of corporate assets by all of the defendants.

The plaintiffs in these cases have not quantified their claim of damages and the outcome of the matters discussed above cannot be predicted with certainty. If an adverse decision in these matters exceeds our insurance coverage or if our insurance coverage is deemed not to apply to these matters, an adverse decision could have a material adverse effect on us, our financial condition, our results of operations and our future prospects.

We are the subject of a Securities and Exchange Commission investigation that could have a negative effect on us if adversely determined.

Following the restatement of our 2001 financial statements in 2002, the SEC initiated an investigation into the circumstances leading to this restatement. Following the SEC's initial inquiry in 2002 the SEC made no further inquiry with respect to the investigation until July 2003. Since July 2003, we have received additional information requests from the SEC. We have cooperated, and we intend to continue to fully cooperate, with the SEC's investigation.

Depending on the scope, timing and result of the SEC investigation, management's attention and our resources could be diverted from operations, which could adversely affect our operating results and contribute to future stock price volatility. The SEC investigation could also require that we take other actions not currently contemplated. In addition, the SEC investigation or its outcome may increase the costs of defending or resolving current litigation.

The SEC has not given us any indication as to the outcome of its investigation. If the SEC makes a determination adverse to us, we and our officers and directors may face penalties, including, but not limited to, monetary fines and injunctive relief. In addition, in the event of an adverse determination by the SEC against us or our officers or directors, federal and/or state agencies may be reluctant to enter into, or may be prohibited from entering into, contracts for our services. Any such reaction from our customer base could have a material adverse effect on our business.

Because our revenues can fluctuate from period to period, we may face short-term funding shortfalls from time to time.

Revenues can fluctuate from year to year due to changes in government funding policies, changes in the number of clients referred to our facilities by governmental agencies, the opening of new facilities or the expansion of existing facilities and the termination of contracts for a facility or the closure of a facility. Our revenues fluctuate from quarter to quarter, based on the number of contracted days in each quarter. Because our revenues can vary, we may face short-term funding shortfalls from time to time. In addition, full-year results are not likely to be a direct multiple of any particular quarter or combination of quarters.

If we are unable to renew our labor contracts on terms reasonable to us, our operating results could be adversely affected or we could be subject to work stoppages.

We maintain labor contracts at five adult secure facilities covering approximately 457 employees. We are currently negotiating one union contract renewal covering 53 employees at the Danville Center for Adolescent Females. We are continuing to operate under the existing agreement. A failure to renew this or any such contract on terms reasonable to us could adversely affect our operating results. Additionally, if employees were to engage in a work stoppage or a strike we would have to find replacement workers in order to fulfill our contractual requirements. To the extent our contracts do not reimburse us for such additional expenses, our operating results would be adversely affected.

We are subject to significant insurance costs.

Workers' compensation, employee health and general liability insurance represent significant costs to us. We continue to incur increasing insurance costs due to adverse claims experience and rising healthcare costs in general. Due to concerns over corporate governance and recent corporate accounting scandals, liability and other types of insurance have become more difficult and costly to obtain. In addition, as a result of the stockholder lawsuits brought within the last few years, our directors and officers liability insurance has increased. Unanticipated additional insurance costs could adversely impact our results of operations and cash flows, and the failure to obtain or maintain any necessary insurance coverage could have a material adverse effect on us.

We may be adversely affected by inflation.

Many of our facility management contracts provide for fixed management fees or fees that increase by only small amounts during their terms. If, due to inflation or other causes, our operating expenses, such as wages and salaries of our employees, and insurance, medical and food costs, increase at rates faster than increases, if any, in our management fees, then our profitability would be adversely affected.

We are subject to risks associated with ownership of real estate.

Our ownership of correctional and detention facilities subjects us to risks typically associated with investments in real estate. Investments in real estate, and in particular, correctional and detention facilities, are relatively illiquid and, therefore, our ability to divest ourselves of one or more of our facilities promptly in response to changed conditions is limited. Investments in correctional and detention facilities subject us to risks involving potential exposure to environmental liability and uninsured loss. Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. In addition, although we maintain insurance for many types of losses, there are certain types of losses, such as losses from earthquakes, riots and acts of terrorism, which may be either uninsurable or for which it may not be economically feasible to obtain insurance coverage. As a result, we could lose both our capital invested in, and anticipated profits from, one or more of the facilities we own. Further, it is possible to experience losses that may exceed the limits of insurance coverage.

Management's discussion and analysis
of financial condition and results of operations

Significant recent events

New Morgan Academy.    We closed the New Morgan Academy in the fourth quarter of 2002 and are currently considering several options ranging from the utilization of the facility for another type of program or the sale or lease of the facility. As of March 31, 2004, our management was focusing our efforts on reactivating the facility. The primary use currently under consideration is using the facility to house illegal non-criminal adult detainees or to house non-criminal juvenile aliens. Management is discussing these opportunities with the Bureau of Immigration and Customs Enforcement, which has indicated a level of interest but necessary budget appropriations have not been made and the parties have not progressed to contract phase. Further, before we could house adult detainees, we will likely need to obtain a change in the zoning of the New Morgan Academy, which is currently zoned only for the housing of juveniles. There can be no assurances that we will be able to secure the contemplated zoning change or to do so on favorable terms. Our management believes that there is a market for our services and we could provide such services at per diem rates that will support the recovery of the cost structure of the facility. However, we will continue to evaluate any offers to buy or lease the facility. We are maintaining a small staff to secure and maintain the facility while we consider our options for the use or sale of the facility. We are incurring interest expense of approximately $140,000 per month related to the borrowings for the facility and depreciation expense of approximately $46,000 per month for the building.

The carrying value of the property and equipment at the New Morgan Academy was approximately $30.2 million at March 31, 2004. As of March 31, 2004, management believes, pursuant to the provisions of SFAS No. 144, an impairment allowance is not necessary as of March 31, 2004. However, management estimates that, were we to sell the facility, it is reasonably possible that we would not be able to fully recover the carrying value of long-lived assets for this facility.

We have not been able to develop a use for the operation of the New Morgan Academy since the termination of our contract for that facility with Pennsylvania in the fourth quarter of 2002. We recognized pre-tax costs of approximately $3.9 million in our consolidated statements of operations and comprehensive income in 2003 for related holding costs (depreciation, interest, property taxes and other maintenance costs).

Regional Correctional Center.    In January 2003, we executed a five-year lease for the Regional Correctional Center in New Mexico. This 970 bed facility consists of two units, the 528 bed South Tower and the 442 bed North Tower. We are currently renovating the South Tower and anticipate opening the 528 bed unit in July 2004. We will then renovate the North Tower. Management currently anticipates that the facility will reach full capacity of 970 beds by December 2004.

As of March 31, 2004, we had spent approximately $2.1 million on renovations of the 528 bed South Tower unit and expect to spend an additional $5.2 million to complete the renovation of both units. For the three months ended March 31, 2004, we recognized pre-opening and start-up costs of approximately $0.2 million primarily for personnel and professional expenses. Based on our discussions with potential contracting governmental agencies and the demand for services to be provided, management anticipates that there is adequate demand to fill the initial 528 bed South Tower unit in the near future. However, there can be no assurance that we will develop enough volume at the facility to assure its profitability. The lease for the facility requires monthly rental payments of approximately $0.1 million. Depending on the ultimate services to provided and the timing of occupancy ramp-up, management expects this facility will incur additional pre-opening and start-up costs of approximately $1.4 million. We do not currently have a contract for this facility.

Texas Adolescent Center.    In May 2003, we purchased a building in San Antonio, Texas for approximately $2.2 million. We renovated this 121 bed residential juvenile facility, named the Texas Adolescent Center, for approximately $1.3 million. The facility became operational in October 2003 and is currently operating at a capacity of approximately 109. For the year ended December 31, 2003, we incurred pre-opening and start-up costs of approximately $0.8 million and recognized revenue of approximately $0.3 million for this facility. Annual revenues are estimated to be approximately $6.0 million in the year ending December 31, 2004.

Jos-Arz Residential Treatment Center.    In June 2003, we executed a five-year management agreement, with an additional five-year option, to operate the Jos-Arz Residential Treatment center, a 56 bed juvenile residential facility in the District of Columbia. The facility was previously operated by Corrections Research Institute, Inc., with ten residents. Management is unable to determine when the facility will reach a break-even expected capacity. We incurred start-up costs of approximately $2.2 million for this facility in the year ended December 31, 2003.

Plankinton Regional Detention Center and Plankinton Regional Treatment Center.    In September 2003, we entered into negotiations with the state of South Dakota to lease the former State Training School in Plankinton, South Dakota to operate a 40 bed juvenile justice center, the Plankinton Regional Detention Center, and a 82 bed residential juvenile treatment center, the Plankinton Regional Treatment Center. In March 2004, we finalized the lease agreements for the facilities. We renovated the detention center and began receiving clients in May 2004. We are currently renovating the treatment center and anticipate opening the center in August 2004. Management anticipates we will incur approximately $1.0 million to $1.5 million of pre-opening and start-up costs in the year ending December 31, 2004 related to these facilities. We believe that this 40 bed juvenile detention center will generate approximately $2.0 million in annualized revenue when full capacity is reached.

Jos-Arz Therapeutic Public Charter School.    In November 2003, we executed a five-year management agreement to operate the Jos-Arz Therapeutic Public Charter School in Washington, DC. This 70-student school, which commenced operations in the second quarter of 2004, provides for the needs of children who have significant special educational requirements. The school will be located within the Jos-Arz Residential Treatment Center already leased by us under a five-year lease agreement. We do not expect to incur any significant capital expenditures or rent increases from operating the school. At current rates, the program is expected to produce approximately $5.0 million in annualized revenues when at full capacity, currently anticipated to be reached in the fourth quarter of 2004.

Moshannon Valley Correctional Center.    In March 2003, we reached an agreement with the Commonwealth of Pennsylvania that resolved all outstanding administrative issues relative to the contract awarded to us in 1999 by the Bureau of Prisons to operate the Moshannon Valley Correctional Center. In October 2003, we received final approval from the Bureau of Prisons of a revised building design for Moshannon Valley Correctional Center. In April 2004, we received notice of a draft supplemental environmental assessment indicating a population of 1,300 consisting of 1,000 adult low-security male offenders and 300 adult minimum security female offenders. Comments were accepted from the public as part of this environmental assessment. In late May 2004, a group of private citizens seeking to prevent construction of this facility sent comments to the Bureau of Prisons alleging, among other things, that the environmental assessments conducted by the Bureau of Prisons with respect to the Moshannon Valley Correctional Center were inadequate. We believe, and have been advised by the Bureau of Prisons that it believes, that all of this group's allegations are without merit. However, if these allegations result in litigation, we could experience significant delays in construction of the project and incur significant expenses, some of which may not be reimbursed, even if we are successful in defending any such lawsuit. If we are unsuccessful in any such litigation, we could lose our contract for the facility. We would vigorously defend any such lawsuit and believe that it is highly unlikely that the plaintiffs would prevail.

Construction plans are being developed for the new design and work is expected to begin in the third quarter of 2004. In the interim, we are negotiating a contract amendment with the Bureau of Prisons to accommodate the revised facility design and update the contract to increase the number of beds from 1,000 to 1,300. If an amendment to the contract with the Bureau of Prisons is successfully negotiated, this agreement would allow us to move forward with the construction and operation of the facility.

As of March 31, 2004, we had incurred approximately $18.4 million for design, construction and land development costs and capitalized interest related to the Moshannon Valley Correctional Center contract. We have submitted a claim to the Bureau of Prisons for reimbursement of costs related to the original construction efforts incurred beginning in 1999. We estimate an additional capital investment of approximately $79.3 million to complete construction of the facility.

According to the Bureau of Prisons contract, as amended in 2003, we were required to complete the construction of the project by July 15, 2004. We do not anticipate completing construction by that date but we anticipate obtaining another long-term contract amendment from the Bureau of Prisons extending the construction deadline. In the event we are not able to negotiate a contract amendment with the Bureau of Prisons, then the Bureau of Prisons may have the right to assert that we have not completed construction of the facility within the contracted time frame. Management expects to amend the original terms of the contract to increase operating and construction costs, which are now higher than contemplated in 1999. In the event that the Bureau of Prisons decides not to continue with the construction of the Moshannon Valley Correctional Center and terminates the contract, management believes that we have the right to and will recover our invested costs. In the event any portion of these costs are determined not to be recoverable upon contract termination by the Bureau of Prisons, such costs would be expensed.

Separate from a possible recovery in the event that the Bureau of Prisons terminates the Moshannon Valley contract, we are pursuing a claim for reimbursement of a portion of the expenses incurred in connection with the issuance of the Stop-Work Order and the delay of the project (included among these expenses is approximately $1.4 million in accounts receivable for expenses incurred by us after the June 1999 issuance of the Stop-Work Order). This reimbursement claim is independent of the amendment to the contract. If the Bureau of Prisons agrees to an amendment of the contract, we will still pursue our claim. We are currently negotiating this claim with the Bureau of Prisons. The Bureau of Prisons has asserted that it is only responsible for reimbursing that portion of the investment lost due to the issuance of the Stop-Work Order. Although we believe that the Bureau of Prisons will reimburse substantially more than the $1.4 million account receivable at March 31, 2004, it is uncertain how much the Bureau of Prisons will agree to pay in connection with our claim for reimbursement. Any amounts not reimbursed by the Bureau of Prisons will be expensed by us if such costs cannot be capitalized with respect to our remaining real property interest.

Southern Peaks Regional Treatment Center.    In June 2003 we entered into an agreement to purchase a correctional facility to be built in Colorado—the Southern Peaks Regional Treatment Center—upon completion of its construction. In late August 2003, in connection with the transaction, we deposited approximately $12.9 million of the purchase price into what we believed to be an escrow account to assure the developer's construction lender of our ability and willingness to purchase the facility upon completion. After funding the account, and after repeated unsuccessful attempts by us and our counsel to obtain confirmation of the wire transfer and the interest accrued since the date of the wire transfer, we were informed in early December 2003 that the bank purportedly serving as escrow agent claimed that its signature to the escrow agreement had been forged and that the escrow agreement was not an obligation of the bank; that the escrowed funds were not held in an escrow account at the bank, but were held instead in one of the construction lender's bank accounts; and that certain of the funds had been released from such bank account prior to completion of the facility, in contravention of the terms of the escrow agreement.

We began an investigation to locate the escrowed funds and to determine the circumstances that resulted in their misappropriation. In the process of trying to locate the escrowed funds and establish a valid escrow arrangement, the construction lender and the developer of the facility represented to us that the funds were then being held in a bank in Florida that had agreed to be the escrow agent under a new escrow agreement. Subsequently, the bank in Florida confirmed to us that an account had been established with deposits totaling $12.9 million and that it was willing to serve as the escrow agent under a new escrow agreement. After executing a new escrow agreement with the Florida bank, we learned that the available funds in the new escrow account totaled only $5.0 million. The Florida bank later advised us that the remaining $7.9 million of deposits in the new escrow account had been deposited in the form of a check drawn on a foreign bank account. The foreign check, although deposited for collection, was never paid.

On January 5, 2004, we initiated legal proceedings in the lawsuit styled Cornell Corrections of California, Inc. v. Longboat Global Advisors, LLC, et al., No.2004 CV79761 in the Superior Court of Fulton County, Georgia under theories of fraud, conversion, breach of contract and other theories to determine the location of and to recover approximately $5.4 million of the escrowed funds. We have obtained temporary restraining orders freezing financial accounts of the construction lender, one of its principals and certain other defendants identified during discovery. The frozen accounts include one of the construction lender's bank accounts which contains approximately $0.4 million.

Construction of the Southern Peaks Regional Treatment Center is ongoing and is expected to be completed in the third quarter of 2004. We are committed to the project and have reached a written agreement with the general contractor and the developer to purchase the property, serve as the construction supervisor in lieu of the developer and assume the developer's rights and obligations under the construction contract (except that the developer will remain as contractor for certain of the infrastructure serving the facility). In accordance with written agreements among the general contractor, the developer and us, we have advanced approximately $6.3 million to the general contractor for the development of this facility as of March 31, 2004, which included $2.3 million from the escrow funds.

Las Vegas Center.    In June 2003, the Bureau of Prisons issued a RFP for the operation of a 65 bed adult community-based correctional center in Las Vegas, Nevada. We submitted a proposal in September 2003 and received requests for clarifications to the proposal in January and February 2004. We purchased a building in January 2004 for approximately $1.3 million in anticipation of winning the contract award. We anticipate renovating the building at a cost of approximately $0.8 million and anticipate that these renovations can be completed within 120 days after receiving the notice to proceed by the Bureau of Prisons. If we are awarded the contract, the facility, which will have a service capacity of 100 beds after renovations, should be operational in October 2004.

Central California Treatment Center.    In January 2004, we purchased a building in Los Angeles, California for approximately $2.5 million. We anticipate incurring renovation costs of approximately $2.0 million. Although we do not currently have a contract for this facility, there is a demand for facilities of this type in Los Angeles. For instance, this facility could provide service to up to 220 inmates in a work-furlough type program such as a "halfway" back program or a comprehensive drug and alcohol program.

Baker Community Correctional Center Purchase.    In April 2004, we purchased the Baker Community Correctional Center, which we had been leasing, at a purchase price of approximately $2.0 million. Our current operating contract for this facility expires in June 2004. There is a possibility that the California Department of Corrections, our current contracting agency, may cut the funding for the current adult minimum-security program at the facility. However, we estimate that there is enough demand for minimum-security services for another inmate population from the California Department of Corrections or through a contract with another agency. Although we are actively pursuing a contract renewal with the California Department of Corrections and believe that it will be forthcoming, there can be no assurance that a renewal will be executed.

Description of other indebtedness

New senior secured credit facility

Our new senior secured credit facility will be a four-year $60.0 million revolving credit facility. We will have the right to increase the aggregate commitments under the new senior secured credit facility up to an aggregate amount of $100.0 million, subject to the receipt of commitments totaling such requested increased amount. Up to $20.0 million of the new senior secured credit facility will be available for the issuance of letters of credit.

The new senior secured credit facility will be collateralized by security interests in all of our assets and the assets of our subsidiaries, including all accounts receivable, instruments, contract rights and operating agreements, inventory, documents, deposit accounts, equipment, copyright collateral, patent collateral, trademark collateral, real property with a book value in excess of $2.0 million, capital stock and intangibles.

The new senior secured credit facility will contain leverage, net worth, fixed charge and asset coverage covenants. In addition, it will contain limitations on our ability to incur indebtedness, pay dividends and make other payments in respect of capital stock, make capital expenditures, enter into sale/leaseback transactions and pursue capital projects and acquisitions.

Interest on borrowings under the new senior secured credit facility will accrue at our option either at a rate based on the prime rate or at LIBOR, in each case plus a margin based on our total leverage.

We will pay a commitment fee calculated at a rate per annum based on our total leverage on the average daily unused amount of the new senior secured credit facility, payable quarterly in arrears. When utilization is less than 33.0% of the committed amount, we will be required to pay a non-utilization fee equal to 0.125% per annum of the daily average of the aggregate unused portion of the new senior secured credit facility.

We intend to use the new senior secured credit facility to refinance existing debt, finance working capital needs, capital expenditures and general corporate expenditures in the ordinary course of our business.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 7, 2004
CORNELL COMPANIES, INC.
	By:	/s/ JOHN L. HENDRIX
	Name:	John L. Hendrix
	Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated June 4, 2004

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INFORMATION TO BE INCLUDED IN REPORT
  Item 5. Other Events
  Item 7. Financial Statements, Pro Forma Financial Information And Exhibits
  Item 9. Regulation FD Disclosure
Summary
Summary consolidated financial data
Risk factors
Management's discussion and analysis of financial condition and results of operations
Description of other indebtedness
SIGNATURE
Exhibit Index